Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Ciena Corporation of our report dated December 15, 2023 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Ciena Corporation’s Annual Report on Form 10-K for the year ended October 28, 2023.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland

April 18, 2024